Exhibit 99.1

Trevena Announces Restructuring to Focus Resources on Commercial Strategy

— Initiative streamlines operations to focus on approval and commercial launch of OLINVO™ (oliceridine injection) and significantly reduces operating expenses —

— New Drug Application for OLINVO remains on track for submission in October —

CHESTERBROOK, PA, October 11 - Trevena, Inc. (NASDAQ: TRVN) today announced an update to its strategy to focus its resources on the potential approval and commercialization of OLINVO™ (oliceridine injection) in the United States. With this strategic re-positioning, the Company is halting its investment in early stage research. The Company intends to complete the ongoing Phase 1 trial of TRV250 for acute migraine, after which it will assess options for further development of this asset, as well as for its series of novel S1P modulators for neuropathic pain.

As part of this plan, the Company is reducing its workforce by approximately 30 percent, or 21 full time employees, predominantly from its research team. As part of this, chief scientific officer Michael Lark, Ph.D., will depart the Company in mid-December.  The Company estimates this reduction in force, along with other cost savings initiatives, will reduce cash expected to be used in operating activities over the next three calendar years by approximately $40 million. The Company also expects to incur a charge in the fourth quarter of 2017 of approximately $2.0 million related to the reduction, of which approximately $1.7 million is a cash charge relating primarily to severance costs and related expenses.

“After a thorough review of our portfolio, we have decided to reduce our capital needs and focus our resources on the future approval and commercialization of OLINVO, which we believe will be an important new option for physicians and patients.  As part of this plan we made the very difficult, yet necessary, decision to reduce our work force,” said Maxine Gowen, Ph.D., chief executive officer. “I would like to extend my sincere gratitude to the talented and dedicated individuals affected by this plan for their many contributions to the organization.  I would also like to thank Michael for his tremendous leadership of our R&D activities since he joined Trevena at its founding.  Finally, I want to thank our remaining employees for their continued commitment to our long-term success as we move forward to the approval and commercial launch of OLINVO.”

The Company also announced that the New Drug Application for OLINVO remains on track for submission to the U.S. Food and Drug Administration this month.  In addition, the Company continues to expect to report data later this year from the ongoing Phase 1 study of TRV250.  Additionally, the Company expects to report cash, cash equivalents and marketable securities as of September 30, 2017 of approximately $76.7 million, which the Company expects will be sufficient to support operations into the fourth quarter of 2018.

About Trevena

Trevena, Inc. is a biopharmaceutical company focused on providing better, safer therapies to patients in pain.  The Company has leveraged breakthrough science to discover and develop its investigational product OLINVO™ (oliceridine injection) for the management of moderate-to-severe acute pain.  OLINVO has been granted Breakthrough Therapy designation by the U.S. Food and Drug Administration and was designed to provide healthcare providers an innovative new option for patients who would otherwise require conventional intravenous opioids.  The Company has an early stage pipeline of new chemical entities targeting novel mechanisms of action, including for acute migraine, neuropathic pain, and other indications.

Cautionary note on forward looking statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements about the Company’s strategy, future operations, clinical development of its therapeutic candidates, plans for potential future product candidates and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “suggest,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the status, timing, costs, results and interpretation of the Company’s clinical trials, and the expected timing of the NDA submission for OLINVO; the uncertainties inherent in conducting clinical trials; expectations for regulatory approvals; availability of funding sufficient for the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements, including the impact of the restructuring on operating activities over the next three years and whether the Company’s cash, cash equivalents and marketable securities at September 30, 2017 will be sufficient to support operations into the fourth quarter of 2018; uncertainties related to the Company’s intellectual property; the ability of the Company to advance its programs; other matters that could affect the availability or commercial potential of the Company’s therapeutic candidates, including whether OLINVO will be an important new option for physicians and patients; and other factors discussed in the Risk Factors set forth in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (SEC) and in other filings the Company makes with the SEC from time to time. In addition, the forward-looking statements included in this press release represent the Company’s views only as of the date hereof. The Company anticipates that subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, except as may be required by law.

Contacts

Investors:
Jonathan Violin, Ph.D.
Vice President, Corporate Strategy & Investor Relations
610-354-8840 x231
jviolin@trevena.com

Media:
Public Relations
PR@trevena.com

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